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                                                                     Exhibit 5.1

                        FORM OF ARNOLD & PORTER OPINION

                          [ARNOLD & PORTER LETTERHEAD]

                                         , 2000



IMPSAT Fiber Networks, Inc.
Alferez Pareja 256
1107 Buenos Aires
ARGENTINA

Ladies and Gentlemen:

     We have acted as United States counsel for IMPSAT Fiber Networks, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement under Form S-4 (the "Registration Statement"), filed with the Securities and Exchange of 1933, as amended (the "Act"), pursuant to which the Company is registering $300,000,000 aggregate principal amount of 13 3/4% Senior Notes due 2005 (the "Exchange Notes"), under an Indenture dated as of February 16, 2000, between the Company, The Bank of New York (the "Trustee") and Banque Internationale a Luxembourg S.A., to be issued in exchange for $300,000,000 aggregate principal amount of 13 3/4% Senior Notes due 2005 (the "Exchange Offer"). The terms and conditions of the Exchange Notes and the Exchange Offer are as set forth in the Registration Statement and the prospectus (the "Prospectus") contained therein.

     In rendering the opinion expressed below, we examined the Certificate of Incorporation of the Company and the Bylaws of the Company and the minutes of the Board of Directors of the Company with respect to the filing of the Registration Statement and the issuance of the Exchange Notes. We also have examined such certificates of public officials, corporate documents and records and other certificates and instruments, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies.

     This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Company and when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with

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IMPSAT Corporation
     , 2000
Page 2


the terms of the Indenture and issued in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Company under the laws of the State of New York.

     We are also of the opinion that the U.S. Federal income tax consequences described under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus accurately describe the material United States federal income tax consequences of the purchase, ownership, and disposition of the Exchange Notes.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to without or written consent. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.


                                            Sincerely,




                                            ARNOLD & PORTER